Exhibit 10-w

TRUSTMARK CORPORATION
FORM OF
BONUS RESTRICTED STOCK AGREEMENT

Granted <<date>>

This Bonus Restricted Stock Agreement (“Agreement”) is entered into as of <<date>> pursuant to the 2005 Stock and Incentive Compensation Plan (the “Plan”) of Trustmark Corporation (the “Company”) and evidences the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to <<name>> (the “Associate”).

WHEREAS, the Company maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Company, upon action by the Committee, has granted to the Associate a restricted stock award conditioned upon the execution by the Company and the Associate of a Bonus Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company has derived from the services rendered to it and its Subsidiaries by the Associate and of the covenants contained herein, the parties hereby agree as follows:

1.  Award of Shares.  Under the terms of the Plan, the Company awarded to the Associate a restricted stock award (the “Award”) effective on <<date>> (the “Award Date”), covering <<shares>> shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.  Period of Restriction and Vesting in the Award Shares.

(a)
The period of restriction (the “Period of Restriction”) applicable to the Award Shares is the period from the Award Date through the last day of the TARP Period.  The “TARP Period” ends on the day all Company obligations arising from financial assistance provided to the Company under the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) created by the U.S. Department of the Treasury (the “Treasury Department”) pursuant to authority granted under the Emergency Economic Stabilization Act of 2008, as amended (the “EESA”), are satisfied as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase common stock as provided in Section 111(a)(5) of the EESA.

(b)
The Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction.

(c)
The restrictions applicable to the Award Shares shall automatically terminate, the Award Shares shall be fully vested and the Award Shares shall be free of restrictions and freely transferable on the last day of the TARP Period.

3.  Stock Certificates.

(a)
The Company shall issue the Award Shares either: (i) in certificate form as provided in Paragraph 3(b) below; or (ii) in book entry form, registered in the name of the Associate with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b)
Any certificates representing Award Shares shall be held by the Company until such time as the restrictions hereunder lapse and such Award Shares become transferable, or are forfeited hereunder.  Such certificates shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Bonus Restricted Stock Agreement dated <<date>>.  A copy of the Plan, such rules and procedures, and such Bonus Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

(c)
Promptly after the lapse of the restrictions with respect to any of the Award Shares, the Company shall, as applicable, either remove the notations on any of the Award Shares issued in book entry form as to which the restrictions have lapsed or deliver to the Associate a certificate or certificates evidencing the number of Award Shares as to which the restrictions have lapsed.

(d)
The Committee may require, concurrently with the execution and delivery of this Agreement, the Associate to deliver to the Company an executed stock power, in blank, with respect to the Award Shares.  The Associate, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Associate’s attorney(s) in fact to effect any transfer of forfeited shares (or shares otherwise reacquired or withheld by the Company hereunder), or any adjustment to the number of Award Shares pursuant to Paragraph 13 below, to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

4.  Voting Rights.  During the Period of Restriction, the Associate may exercise full voting rights with respect to the Award Shares.

5.  Dividends and Other Distributions.  During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares in cash or property other than shares of the Company’s Stock shall be payable to the Associate at the same time and under the same conditions as payable to other shareholders of the Company generally.  During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares in shares of the Company’s Stock shall be registered in the name of the Associate, held by the Company until payable or forfeited pursuant hereto, shall be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.

6.  Forfeiture of Award Shares.  If the Period of Restriction applicable to the Award Shares does not end within ten (10) years after the Award Date, then the Award Shares shall be automatically forfeited to the Company.

7.  Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  The Committee may require the Associate or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed.  In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due or to become due from the Company, or any of its Subsidiaries, to or with respect to the Associate an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.  The Associate or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the restrictions thereon have lapsed).

8.  Administration of Plan.  The Plan is administered by the Committee appointed by the Company’s Board of Directors.  The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9.  Plan and Prospectus.  This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).  A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Associate, and the Associate acknowledges receipt thereof.

10.  Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention: Secretary

Any notice to the Associate required under or relating to this Agreement shall be in writing and addressed to the Associate at his or her address as it appears on the records of the Company.

11.  Construction.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan.  In addition, this Agreement is intended to provide and evidence a grant of long term restricted stock which does not fully vest during the period in which any obligation arising from financial assistance provided to the Company remains outstanding as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase common stock as provided in Section 111(a)(5) of the EESA, and shall be interpreted and administered as such.

12.  Compliance with Section 409A of the Internal Revenue Code.

(a)
It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time, if any, a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Associate in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment rule permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consequently, this Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Associate and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Associate or his or her successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Associate or his or her successor in interest harmless from any or all of such taxes or penalties.

(b)
Except as permitted under Section 409A, any 409A benefit payable to the Associate or for his or her benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Associate to the Company or any of its affiliates.

(c)
To the extent that entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Associate is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Associate’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the Trustmark Corporation Deferred Compensation Plan (as in effect on December 31, 2008), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Associate would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

13.  CPP Limitations.  The Company has participated in the CPP; and the Company is required to comply with the requirements of Section 111(b) of the EESA, as amended from time to time, and the CPP with respect to the compensation of certain current and future employees of the Company (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the “CPP Requirements”)), in accordance with the CPP Requirements.  The Associate acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred and/or subject to repayment to the Company in accordance with the CPP

Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Associate, as determined by the Committee in its discretion.  The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Associate have signed this Agreement as of the date first above written.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

ASSOCIATE:

By:
<<name>>